Exhibit 10.1

SEPARATION AGREEMENT AND COMPLETE RELEASE

This Separation Agreement and Complete Release this (“Agreement”) is made this 11th day of January, 2007, by James L. Welch (“Employee”) and YRC Worldwide Inc. and Yellow Transportation, Inc. (collectively, the “Company”).

In consideration of the mutual agreements described below, the payments to Employee and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, Employee and the Company agree as follows:

1.	Separation.

Employee’s employment with the Company will cease as of January 31, 2007 (the “Separation Date”). Employee shall continue to receive the compensation and benefits that Employee received immediately prior to the Separation Date until the Separation Date.

2.	Payments.

A.	The Company shall pay Employee separation pay in the gross amount of $19,833.33 in bi-monthly installments from the Separation Date through June 2, 2009 (the “Separation Pay Period”). The Company shall also pay Employee separation pay in the gross amount of $2,083.32 in monthly installments during the Separation Pay Period. The Company will make these separation payments on the Company’s regular pay cycle commencing on the next regular pay day following the eighth day after this Agreement has been signed and returned to the Company. To the extent any payments are missed while this Agreement is being considered and prior to the expiration of the revocation period, the missed payments will all be made on the first regular pay day following the eighth day after execution of this Agreement.

B.	Employee will be eligible for Employee’s 2006 pay-for-performance (“PFP”), annual incentive bonus, which the Company shall pay Employee at the same time that the Company pays other similarly situated Employees (which the Company expects to occur in the first quarter of 2007). For the purposes of the payment of this bonus, the Company shall provide in the calculation that Employee has met Employee’s individual goals and will get 100% of the 50% of the payment that is based on these goals. The Company acknowledges that Employee’s target incentive percentage for the purposes of this bonus is 55% of base salary. Employee acknowledges that

1.	actual payout of the bonus could be greater or lower than this target incentive percentage based on Company performance in accordance with the Company’s 2006 PFP targets and plan and approval by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”); and

2.	the Compensation Committee may reduce the amount of Employee’s bonus so long as other similarly situated executives receive the same proportionate reduction.

C.	Employee will receive no further wages, bonuses or other similar payments from the Company, other than salary and perquisites through the Separation Date and those other items that this Agreement provides.

D.	Employee acknowledges that he has no unexercised, outstanding Company stock options.

Separation Agreement and Complete Release

Separation Agreement and Complete Release

E.	Employee acknowledges that the only outstanding Company share units that the Company has granted to Employee are as follows:

Grant Date	Number of Share Units	Vesting Date
4/18/2003	2,222	4/18/2006
4/18/2003	2,223	4/18/2009
2/27/2004	4,747	2/27/2007
2/27/2004	4,747	2/27/2010
7/14/2004	1,477	7/14/2007
7/14/2004	1,477	7/14/2010
2/25/2005	6,528	2/25/2008
2/25/2005	6,529	2/25/2011
7/14/2005	1,330	7/14/2008
7/14/2005	1,330	7/14/2011
2/24/2006	4,502	2/24/2009
2/24/2006	4,502	2/24/2012
7/19/2006	1,834	7/19/09
7/19/2006	1,835	7/19/2012

These units shall be governed by the applicable Share Unit Agreement and the 2004 Long-Term Incentive and Equity Award Plan, as amended through the date of this Agreement. For the purposes of these units and any units that the Company subsequently grants to Employee under Section 2(F), the Company acknowledges that Employees termination of employment shall constitute “retirement”.

F.	Pursuant to the Company’s 2004 Long Term Incentive Plan, as amended through the date of this Agreement (the “LTIP”), the Company shall pay Employee cash and share units:

1.	on a full basis in 2007 for the 2004-06 performance cycle at the same time as other similarly situated executives but in no event earlier than August 1, 2007;

2.	on a 2/3 prorated basis in 2008 for the 2005-07 performance cycle at the same time as other similarly situated executives; and

3.	on a 1/3 prorated basis in 2009 for the 2006-08 performance cycle at the same time as other similarly situated executives.

Employee acknowledges that pursuant to the LTIP, the Compensation Committee or the Board may reduce any of Employee’s LTIP payments below the formula that the LTIP provides so long as any such reduction is applicable to other similarly situated LTIP participants. Employee also acknowledges

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that any future share awards described in this Section 2(F) shall be on the terms and conditions provided in the Company’s standard share unit agreement as it exists from time to time and is applicable to Employee and other similarly situated executives. Employee has previously entered into an Executive Severance Agreement dated August 9, 2006, with the Company (the “Change of Control Agreement”). If a “Change of Control” (as defined in the Change of Control Agreement) occurs, Employee shall receive the LTIP payouts for the 2004-06, 2005-07 and 2006-08 performance cycles on the same basis as other similarly situated LTIP participants but in no event on a basis that is less than Section 5 of the Change of Control Agreement provides. In lieu of prorating a payment in 2010 for the 2007-09 LTIP performance cycle, Employee shall receive a cash payment of $4,576.92 upon the effective date of this Agreement; and Employee hereby waives any right to any additional payments for that performance cycle.

G.	Other than the share units described in Section 2(E) and the rights to receive cash and share units in Section 2(F), Employee acknowledges that Employee does not have any other rights to Company equity or long term incentive payments that the Company has granted or may in the future grant to Employee.

H.	Employee understands that the Company will deduct federal and state withholding taxes and other deductions the Company is required by law to make from payments (including cash and equity) to Employee or which Employee has authorized from any payments made pursuant to this Agreement. The Company shall defer payment to Employee for six months of any amount that could be considered deferred compensation to which excess withholding taxes are applicable under Section 409A of the Internal Revenue Code, as amended, including equity payments.

3.	Benefits.

A.	Medical, Dental, Vision benefits

The Company shall continue your medical, dental and vision benefits (provided you were enrolled in the applicable plans providing those benefits on your Separation Date) as provided in this Section 3(A). Employee shall pay the active employee premium for these benefits. These medical, dental and vision benefits will continue until the end of the Separation Pay Period or when other coverage becomes available, whichever comes first. Employee is required to notify the Company of the availability of other coverage.

B.	All Other Benefits

Other benefits to which Employee was covered prior to the Separation Date (including pension, 401(k) and perquisite benefits) will be discontinued pursuant to eligibility requirements under the specific plan document for that benefit. Benefits that have Consolidated Omnibus Budget Reconciliation Act (“COBRA”), continuation or conversion privileges will be provided to Employee for continuation at his cost pursuant to plan covenants. In all cases, the official plan document shall govern over any other verbal or written statement in regards to COBRA, continuation or conversion privileges. Employee acknowledges that Employee’s age plus years of service as of the Separation Date equals 80 solely for the purposes of determining delivery of accrued and vested benefits and related payouts under the Company’s retirement and pension plans.

C.	Vacation Pay

Any unused vacation pay as of the Separation Date will be paid to Employee in accordance with the Company’s vacation policy.

D.	Holiday Pay

Eligibility for holiday pay will cease on the Separation Date.

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E.	Supplemental Executive Pension Plan

On August 1, 2007, pursuant to the Company’s Supplemental Executive Pension Plan, Employee shall be entitled to receive a lump sum payment of $821,838.

4.	Covenant Not to Compete Payment

A.	So long as Employee has complied with the obligations under this Section 4 and Section 8, on the last day of the Separation Pay Period, the Company shall pay Employee $1,664,165.55 in cash.

B.	During the Separation Pay Period, Employee shall not solicit any employee who is a president, vice president, treasurer, controller, director, manager, sales representative or attorney or any independent contractor of the Company or any of its subsidiaries to terminate his or her employment or other contractual relationship with the Company or any of its subsidiaries and accept employment or enter into a contractual relationship with Employee, any affiliate of Employee or any employer of Employee.

C.	In consideration for the payment in Section 4(A), during the Separation Pay Period, Employee shall not, for Employee’s own account or the account of any other person or entity, and whether as an owner, principal, shareholder, member, partner, manager, director, officer, trustee, employee, agent or in any other capacity, directly or indirectly compete in the trucking, freight forwarding or logistics businesses in the United States, its territories or protectorates, or countries where the Company or any of its subsidiaries conduct their operations or raise capital, or assist institutional investors for such purpose; provided, that Employee may invest in publicly traded companies that compete with the Company or any of its subsidiaries so long as Employee does not own 5% or more of the outstanding equity interests in any of those publicly traded companies.

D.	Employee acknowledges and agrees that the limitations that Sections 4(B) and 4(C) impose as to time, geographical area and scope of activity are reasonable and do not impose a greater restraint than necessary to protect the goodwill, confidential information or other business interests of the Company and its subsidiaries. Employee further acknowledges and agrees that if Employee violates this Section 4, as liquidated damages, Employee shall forfeit his rights to the payment that Section 4(A) provides.

E.	Employee acknowledges that if Employee breaches this Section 4, the liquidated damages that Section 4(D) provides alone would be an inadequate remedy to the Company and its subsidiaries. Therefore, Employee agrees that the Company may seek injunctive relief against the Employee in any court of competent jurisdiction for any such breach or a threatened breach of Section 4 without the necessity of posting bond or other security.

F.	Employee acknowledges that the covenants in this Section 4 are in addition to, and separate from, any other covenant not to compete that Employee has provided to the Company in the share unit agreements that the Company has granted or will grant under Section 2(F) to Employee. The Company may separately or concurrently enforce the covenants in those share unit agreements.

5.	Outplacement Services

Outplacement services will be provided to Employee and are explained in a separate attachment. These services include an “office benefit”. Outplacement services will be provided for the maximum of 18 months or when other employment is obtained, whichever occurs first.

6.	Change of Control

Employee’s separation from service results from the restructuring of the Company’s national network operations and is not in connection with a Change of Control. If a Change of Control were to occur subsequent to the Separation Date and any payments or benefits that Company provides to Employee

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pursuant to this Agreement were subject to an excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, Employee shall be entitled to the protections of Section 6 of the Change of Control Agreement, subject to the terms and conditions of that section of that agreement.

7.	No Obligation to Make Payment under Normal Policies

Employee acknowledges that Employee is not otherwise entitled to the severance pay, paid benefits continuation and outplacement assistance set forth in Sections 2-6 and that Employee is receiving the severance pay, paid benefits continuation, and outplacement assistance solely in exchange for the promises contained in this Agreement. Employee acknowledges that the Company has no obligation to provide severance pay, paid benefits continuation or outplacement assistance to an Employee whose employment is terminated under these circumstances.

8.	Nondisclosure Covenant.

Employee agrees that Employee shall not, directly or indirectly, use for any purpose, or disclose to any person or entity, any Confidential Information (defined below) without the prior written consent of the Company (including its subsidiaries and affiliates), except for (i) Confidential Information disclosed to officers and employees of Company (including its subsidiaries and affiliates) and other persons who are in a fiduciary relationship with Company or have a contractual duty of confidence to the Company and who have a need to know the information in the best interests of the Company, and (ii) such information which is or becomes generally available to the public other than as a result of Employee’s wrongful disclosure. “Confidential Information” means any non-public information relating to Company or the business, assets, operations or financial affairs of the Company, whether or not in written form and whether or not expressly designated as confidential, including any information consisting of or otherwise relating to trade secrets, know-how, technology, operations, processes, products, services, personnel, plans, prospects, customers, customer lists, customer preferences, contracts, proposals, suppliers, pricing, referral sources, marketing or sales techniques or plans, market analyses, programs, operations manuals, service manuals, labor and employment policies, strategies and positions, financial information and projections. The foregoing confidentiality covenant shall not prohibit Employee, after cessation of Employee’s employment with Company, from utilizing Employee’s general knowledge, training and experience derived from employment with Company or from work or employment prior to Employee’s employment with Company.

9.	Complete Release

In consideration of the severance pay, paid benefits continuation and outplacement assistance set forth in Sections 2-3 and 5-6, as well as the other benefits that this Agreement provides, Employee (on Employee’s own behalf and on behalf of Employee’s heirs and other legal representatives and assigns) releases the Company, its subsidiaries and affiliates, and the employees, officers, directors, representatives, attorneys and agents of any of them, and their respective successors, predecessors and assigns, from all claims, charges, costs, attorney fees or demands Employee may have based on Employee’s employment with the Company or the cessation of that employment. This includes a release of any rights or claims Employee may have under the following (as each may be amended through the date of this Agreement):

A.	the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act, which (among other things) prohibit age discrimination in employment;

B.	the Civil Rights Acts of 1866 or 1871, Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991, which (among other things) prohibit discrimination in employment based on race, color, national origin, religion or sex;

C.	the Americans with Disabilities Act, which (among other things) prohibits discrimination in employment against qualified disabled individuals;

D.	the Equal Pay Act, which (among other things) prohibits paying men and woman unequal pay for equal work;

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E.	the Pregnancy Discrimination Act,

F.	the Family and Medical Leave Act,

G.	the Employee Retirement Income Security Act,

H.	the National Labor Relations Act,

I.	the Labor Management Relations Act,

J.	the Sarbanes-Oxley Act of 2002, or

K.	any other federal, state or local laws, rules or regulations prohibiting employment discrimination or regulating human or civil rights.

This also includes a release by Employee of any claims for wrongful discharge or any tort, contract or common law claims, including claims for past or future loss of pay or benefits, expenses, damages for pain and suffering, mental anguish or emotional distress damages, liquidated damages, punitive damages, compensatory damages, attorney’s fees, interest, court costs, physical or mental injury, damage to reputation, and any other injury, loss, damage or expense or any other legal or equitable remedy of any kind whatsoever. This release covers both claims that Employee knows about and those he may not know about.

Employee waives any right he may have under the Company’s Dispute Resolution Process to arbitrate the claims which Employee has released by entering into this Agreement. This release does not include, however, a release of the following:

i.	Employee’s right, if any, to vested pension or Retirement Savings Plan benefits under the Company’s standard programs, plans and policies;

ii.	Claims Employee may have against Company or its insurers for indemnification under corporate charters or by-laws, director and officer insurance, or other similar protection afforded Company officers or directors to provide them with protection from claims third parties may make.

iii.	Claims Employee may have against Company for failing to comply with any provision of this Agreement.

10.	No Future Lawsuits.

Employee promises never to file a lawsuit asserting any claims that are released in Section 9. If Employee or anyone else on Employee’s behalf files a lawsuit asserting any of these claims, Employee waives his right to receive any monetary award or reinstatement as an employee of the Company. Employee agrees that this Agreement is a complete and total bar to his reemployment or to recovery of any money from the Company resulting from any lawsuit, charge or complaint raising any claims that are released in Section 9. Employee understands that he is not waiving the right to test the knowing and voluntary nature of this release agreement in court.

Employee understands that pursuant to federal law any frivolous or legally unwarranted challenge to the validity of this release agreement may result in payment to the Company of its attorney’s fees and other legal costs incurred defending the validity of this Agreement.

11.	Non-Admission of Liability.

The Company makes this Agreement to avoid the cost of defending against any possible lawsuit. By making this Agreement, the Company does not admit that it has done anything wrong.

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12.	Non-Release of Future ADEA Claims.

This Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act that arise after the date the Employee signs this Agreement.

13.	Period for Review and Consideration of Agreement; Employee’s Right to Revoke Agreement.

Employee understands that Employee has up to 21 days to review and consider this Agreement. If the Employee should elect to sign this Agreement in less than 21 days, Employee expressly waives Employee’s right to the full 21-day period to review and consider this Agreement. Employee further understands that Employee may revoke the Agreement at any time during the seven-day period following Employee’s signing of the Agreement. Employee further understands that, if Employee fails to sign the Agreement or revokes the Agreement, Company shall have no obligation to provide severance pay, paid benefits continuation, outplacement assistance, as well as the other benefits described in this Agreement, to Employee. Revocation shall be in writing and shall be effective upon timely receipt by Daniel J. Churay, Senior Vice President, General Counsel and Secretary, YRC Worldwide Inc., 10990 Roe Avenue, Overland Park, Kansas 66211.

14.	Consultation with Attorney.

Employee acknowledges that Employee has consulted with legal counsel of Employee’s choosing in connection with the negotiation and entering into of this Agreement.

15.	Termination of Employment.

Employee acknowledges that if this Agreement becomes effective, Employee’s employment with the Company will end on the Separation Date.

16.	Harmful Statements.

Employee represents and agrees that he will not make any derogatory, disparaging or false statements intended to harm the business or personal reputation of the Company or any related companies or their officers and employees.

17.	Governing Law.

This Agreement is made in the State of Kansas and is governed by the laws of Kansas, excluding its law of conflicts of law and any action to enforce this Agreement shall be brought in the State District Court of Johnson County, Kansas, or the United States District Court for the District of Kansas at Kansas City.

18.	Binding Effect.

This Agreement is binding on the representatives, heirs, successors and assigns of the Employee and the Company.

19.	No Oral Changes.

This Agreement cannot be changed, modified, or amended in any respect except by written instrument that Employee and an officer of the Company sign.

20.	Severability.

The provisions of this Agreement are severable, that is, if any part of it is found to be invalid or unenforceable, the other parts will remain valid and enforceable.

21.	Return of Company Property.

Employee has returned or will immediately return to the Company all Company information and related reports, files, memoranda and records, computer disks or other storage media, physical or personal property which Employee was provided during his employment, including credit cards, card key passes, door and file keys, computers, cellular phone, pagers or leased vehicle. Employee has returned or will immediately return to the Company all which Employee received or prepared or helped prepare in connection with his employment, and Employee has not retained or will not retain any copies, duplicates, reproductions or excerpts thereof.

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22.	Transitional Matters

After the Separation Date, to ensure a smooth transition from Employee’s employment with Company, Employee shall provide reasonable assistance to and cooperation with Company during the Separation Pay Period in connection with any Company matters concerning which Employee had knowledge or responsibility while the Company employed Employee, including any legal action relating to events that occurred during Employee’s employment, Employee will cooperate to the fullest extent possible in the preparation, prosecution, or defense of Company’s case, including the execution of affidavits or documents or providing of information requested by Company. Whether during or after the Separation Pay Period, reasonable out-of-pocket expenses related to such assistance will also be reimbursed by Company, if Company’s approval is obtained in advance. The Company’s request for cooperation must reasonably accommodate Employee’s obligations to any new employers or any medical treatment that Employee may be taking. Employee hereby resigns, as of the Separation Date, any positions that Employee may hold as an officer or director of the Company and all of its subsidiaries and affiliates. Employee agrees to sign such additional letters of resignation for those companies as the Company may request.

23.	Employee’s Death

If Employee dies prior to receipt of the payments or benefits that this Agreement provides, Employee’s estate shall be entitled to receive any remaining payments or benefits to the extent that Sections 2, 3, 4 and 6 provide (and subject to the other terms and conditions of this Agreement), unless and to the extent Employee’s current or future beneficiary designation forms for those benefit plans that utilize such forms otherwise provide. The Company acknowledges that Employee’s current spouse, Kathy Welch, if she remains his spouse at the time of Employee’s death, may continue to receive the health, vision and dental benefits that Section 3(A) provides from the time of Employee’s death until the end of the Separation Pay Period at the rate that Section 3(A) provides and thereafter at the full rate that COBRA allows the Company to charge. If Employee’s current spouse remains his spouse at the time of Employee’s death, such spouse may participate in the Company’s retiree medical program at the rates that exist from time to time that the program provides from the end of the Separation Pay Period until such time as the program provides as if such spouse were participating in the program with Employee and Employee died between the ages of 55 and 65.

24.	Interpretation & Construction.

The headings of this Agreement are for convenience only and shall not affect the interpretation or construction of this Agreement. When used in this Agreement, unless the context expressly requires the contrary, references to the singular shall include the plural, and vice versa; references to the masculine shall include the feminine and neuter, and vice versa; references to “Sections” shall mean the sections and subsections of this Agreement; references to “including” mean “including, without limitation”; and references to the “parties” mean the Company and Employee and to a “party” mean either one of them.

25.	Summaries.

If there is any inconsistency between this Agreement and any summary of this Agreement, such as a summary contained in any filing that the Company makes with the Securities and Exchange Commission or provided in a document to Employee, the terms and conditions of this Agreement shall control and the summary shall not be used to interpret or construe this Agreement.

26.	Entire Agreement.

This is the entire Agreement between Employee and the Company and supersedes all prior understandings, whether oral or written, between the Company and Employee, other than any confidentiality, trade secret or non-competition agreements with Employee. The Company has made no promises to Employee other than those in this Agreement.

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EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO THIS AGREEMENT.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Agreed:
ATTEST:	YRC Worldwide Inc.

Name:	Name:
Title:	Title:

Agreed:
ATTEST:	Yellow Transportation, Inc.

Name:	Name:
Title:	Title:

James L. Welch

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County of Johnson	)
)
State of Kansas	)

On this 11th day of January, 2007, before me, a Notary Public, personally appeared James L. Welch, to me known to be the person described in and who executed the foregoing document, and acknowledged that he executed the same as his free act and deed.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year last above written.

Notary Public

My appointment expires:

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